Exhibit 99.1

HCP REIT REFINANCES WINDSOR PARK CENTRE, SAN ANTONIO, TEXAS

Refinancing Cuts Interest Costs and Provides Cash for Acquisitions and Property Improvements in Accordance with Company’s Strategic Plan

HOUSTON, TX March 7, 2007: Hartman Commercial Properties REIT (HCP REIT), which owns and manages 36 commercial properties in Texas, announced today that it closed on the refinancing of Windsor Park Centre, San Antonio, a retail property that it has owned since December 2003.

HCP REIT replaced a $5.1 million loan at an annual interest rate of 8.34% with a $10 million loan at a 6.04% annual interest rate, maturing March 1, 2014. The refinancing slashes debt service cost (cash outflow) by $243,000 a year. It also adds $4.7 million to the company coffers for new value added acquisitions and improvements to existing properties.

Chairman and Interim CEO James C. Mastandrea said, “I am pleased that our management team executed this strategic refinancing, which will increase our cash flow immediately, enhancing our returns to shareholders as well as providing cash for new acquisitions.

“This is a significant milestone. With the additional cash from this loan plus the available borrowings under our line of credit with KeyBank,” he added, “HCP REIT is excellently positioned to implement its strategic business plan.

“In only four short months,” Mastandrea said, “we have fully internalized the management team at HCP REIT, restructured our balance sheet, adopted a strategic business plan and executed more than 281,000 square feet of leases. We are optimistic that our positive momentum will continue.”

HCP REIT’s strategic plan provides for profitable growth by making investments in attractive commercial properties outside of Texas in cities with exceptional demographics in order to diversify market risk; selling assets that have little or no growth potential; adding value to currently owned properties that have upside potential through capital improvements and raising additional equity in the capital markets. The company also continues to explore ways to provide investor liquidity.

ABOUT HCP REIT (HARTMAN COMMERCIAL PROPERTIES REIT)
HCP REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, and a retail plaza in San Antonio. For more information go to http://www.hcpreit.com

Forward-Looking Statement:
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information, please contact:

James C. Mastandrea
Chairman, CEO
HCP REIT
713-827-9595